Exhibit 99.1

BEHRINGER HARVARD MULTIFAMILY REIT I, INC.

Third Quarter Report
Quarter ended September 30, 2012

Renaissance, a joint venture owned multifamily community located in Concord, California.

Third Quarter Overview

•

Consolidated rental revenues for the third quarter of 2012 were $48.7 million, compared with $16.5 million in the third quarter of 2011. Modified funds from operations increased to $9.7 million in the third quarter of 2012, compared with $8.6 million in the third quarter of 2011.

•

In the third quarter of 2012, the REIT recorded another period of strong operational performance in its portfolio of stabilized communities. On a same-store comparable basis,* rental revenues increased to $43.4 million in the third quarter of 2012, compared with $39.9 million for the same period last year. Same-store occupancy increased to 95.0% in the quarter ended September 30, 2012, compared with 93.5% in the same period last year. Same-store net operating income increased to $26.0 million for the third quarter of 2012, compared with $22.6 million in the third quarter of 2011.

•	For the first nine months of 2012, cash flow from operations increased to $45.0 million, compared with $21.2 million for the first nine months of 2011.

•	As of September 30, 2012, the REIT had a portfolio of investments in 36 stabilized multifamily communities, eight development projects and four loans.

•

During the third quarter of 2012, the REIT invested in a development project in Houston, Texas, The Muse Museum District (270 planned units). The development portfolio as of September 30, 2012, consists of equity investments in two wholly owned and six joint venture multifamily community developments, totaling 1,862 planned units in five metropolitan statistical areas. The REIT’s total share of estimated costs is approximately $323.8 million of which $91.1 million has been incurred as of September 30, 2012.

•

The investment loan portfolio as of September 30, 2012, consists of two land loans and two mezzanine loans totaling $45.1 million in commitments, of which $32.3 million has been advanced. The blended interest rate for the loan portfolio is approximately 12.7%.

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Financing terms continue to be favorable in the multifamily sector. West Village, a joint venture owned community, was refinanced during the third quarter of 2012 for a 7-year term at a fixed interest rate of 2.48% and Veritas, a joint venture owned community, was refinanced subsequent to the end of the quarter for a 7-year term at a fixed rate of 2.77%. Of the REIT’s mortgage debt, 95% is at fixed rates with an average of 3.9%.

Investment Highlights

	(in millions)	As of Sept. 30, 2012	As of Dec. 31, 2011
	Investments in real estate and joint ventures, net	$2,166.7	$2,037.1
	Total assets	$2,756.4	$2,805.7

Investor Information

A copy of the REIT’s Quarterly Report on Form 10-Q, filed with the Securities and Exchange Commission, is available without charge at sec.gov or by written request to the REIT at its corporate headquarters. For additional information about Behringer Harvard and its investment programs, please contact us at 866.655.3650.

*   Comparing results on a same-store basis eliminates variations due to lease-up, acquisitions, or dispositions over the reporting periods. In the third quarter of 2011 and 2012, there were 31 stabilized communities in the REIT’s portfolio for the entirety of both periods.

** Reconciliations of Income (Loss) from continuing operations to same-store Combined Net Operating Income can be found in the Current Report on Form 8-K filed on November 29, 2012 with the Securities and Exchange Commission. A copy of this filing is available on our website behringerharvard.com

Reconciliation of MFFO to Net Loss

(in millions, except per share amounts)	3 mos. ended Sept. 30, 2012	3 mos. ended Sept. 30, 2011	9 mos. ended Sept. 30, 2012	9 mos. ended Sept. 30, 2011
Net loss attributable to common stockholders	$(3.9)	$(6.1)	$(10.7)	$(5.2)
Real estate depreciation and amortization, net of noncontrolling interests	14.1	13.9	50.0	41.2
Gain on sale of real estate	—	—	(13.3)	—
FFO(1) attributable to common stockholders	10.2	7.8	26.0	36.0

Gain on revaluation of equity on a business combination, net of noncontrolling interest	(0.9)	—	(0.9)	(18.1)
Acquisition expenses, net of noncontrolling interests	—	0.5	2.5	6.2
Straight-line rents, net of noncontrolling interests	0.1	0.3	0.3	0.7
Loss on early extiguishment of debt, net of noncontrolling interest	0.1	—	0.3	—
Loss on derivative fair value adjustment, net of noncontrolling interest	0.3	—	0.7	—
Amortization of premium on debt investment, net of noncontrolling interest	(0.1)	—	(0.3)	—
MFFO(2) attributable to common stockholders	$9.7	$8.6	$28.6	$24.8

GAAP weighted average common shares	166.4	155.9	165.8	129.1

Net loss per common share	$(0.02)	$(0.04)	$(0.06)	$(0.04)
FFO per common share	$0.06	$0.05	$0.16	$0.28
MFFO per common share	$0.06	$0.05	$0.17	$0.19

(1)

Funds from operations (FFO) is defined by the National Association of Real Estate Investment Trusts as net income (loss), computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains (or losses) from sales of property, plus depreciation and amortization on real estate assets, impairment write-downs of depreciable real estate, or of investments in unconsolidated real estate partnerships, joint ventures, and subsidiaries that are driven by measurable decreases in the fair value of depreciable real estate assets, and after adjustments for unconsolidated partnerships, joint ventures and subsidiaries, and noncontrolling interests. FFO should not be considered as an alternative to net income (loss) or as an indication of our liquidity.

(2)

In addition to FFO, we use modified funds from operations (MFFO)—as defined by the Investment Program Association, which primarily excludes from FFO acquisition-related costs, straight-line rents, and adjustments to fair value for derivatives not qualifying for hedge accounting—to further evaluate our sustainable operating performance in future periods, particularly after our offering and registration stages are complete.

FFO and MFFO should not be considered as alternatives to net income (loss) or as indications of our liquidity, nor is either indicative of funds available to fund our cash needs, including our ability to make distributions. Both should be reviewed in connection with other GAAP measurements.

Date Published 12/12
© 2012 Behringer Harvard Multifamily REIT I, Inc.	1623-1 MF1 Q3 Report 2012